AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                      GOLDMAN SACHS ASSET MANAGEMENT, L.P.

     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and GOLDMAN SACHS ASSET MANAGEMENT, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 2, 2005 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to a investment portfolio of the JNL Series Trust; and

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses; and

     WHEREAS, the Adviser desires to appoint Sub-Adviser to provide, and Sub-Adviser has agreed to provide, additional sub-investment advisory services to a new investment portfolio of the JNL Series Trust, effective upon execution or, if later, the date that initial capital for such investment portfolio is first provided.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated May 1, 2006, attached hereto.

     2. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated May 1, 2006, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 1st day of May, 2006.

JACKSON NATIONAL ASSET                     GOLDMAN SACHS ASSET
MANAGEMENT, LLC                            MANAGEMENT, L.P.


By:                                        By:
      ---------------------------------          -------------------------------

Name: MARK D. NERUD                        Name:
      ---------------------------------          -------------------------------

Title: CHIEF FINANCIAL OFFICER             Title:
       ---------------------------------         -------------------------------

                                   SCHEDULE A
                                     (FUNDS)

                   JNL/GOLDMAN SACHS SHORT DURATION BOND FUND
                      JNL/GOLDMAN SACHS MID CAP VALUE FUND

                                   SCHEDULE B
                                DATED MAY 1, 2006

                                 (Compensation)

                   JNL/GOLDMAN SACHS SHORT DURATION BOND FUND

                     AVERAGE DAILY NET ASSETS           ANNUAL RATE

                     $0 TO $100 MILLION:                .20%
                     $100 TO $250 MILLION:              .17%
                     $250 TO $500 MILLION:              .15%
                     OVER $500 MILLION:                 .12%


                JNL/GOLDMAN SACHS MID CAP VALUE FUND

                     AVERAGE DAILY NET ASSETS           ANNUAL RATE

                     $0 TO $100 MILLION:                .50%
                     $OVER $100 MILLION:                .45%